Exhibit 99.1

NEWS RELEASE

INVUITY ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

SAN FRANCISCO, March 15, 2018 — Invuity, Inc. (NASDAQ:IVTY) (“Invuity” or the “Company”), a leading medical technology company focused on minimal access surgery, today announced the pricing of its public offering of 6,200,000 shares of its common stock at a price to the public of $3.50 per share. In addition, the Company has granted the underwriters a 30-day option to purchase up to 600,000 additional shares of its common stock.

William Blair & Company, L.L.C. is acting as the sole book-running manager for the offering.

The offering is being made pursuant to an effective shelf registration statement on Form S-3 (No. 333-212395) that was initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 1, 2016. A preliminary prospectus supplement describing the terms of the offering has been filed with the SEC and forms a part of the effective registration statement. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering, and when available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from the offices of William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, IL 60606; Telephone: (800) 621-0687 or by email at prospectus@williamblair.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Invuity®

Invuity, Inc. is a leading medical technology company focused on developing and marketing advanced surgical devices to improve the ability of physicians to perform minimal access surgery through smaller and hidden incisions. The Company’s patented Intelligent Photonics® technology delivers enhanced visualization, which facilitates surgical precision, efficiency and safety.  Clinical applications include women’s health, encompassing breast cancer and breast reconstruction surgery, gynecology and thyroid surgery.  Additional applications include procedures for electrophysiology, spine, orthopedic, cardiothoracic and general surgery. Invuity is headquartered in San Francisco, CA.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the public offering, are subject to a number of risks and uncertainties which may cause actual results or outcomes to be materially different from those expressed or implied by the forward-looking statements. These risks and uncertainties include market risks and uncertainties and risks and uncertainties relating to the satisfaction of customary closing conditions for an underwritten offering of securities, as well as the risks and uncertainties that could affect the Company’s business and financial results described in the preliminary prospectus supplement, final prospectus supplement and registration statement referenced above, as well as the Company’s other filings with the SEC, including, without limitation, under the caption “Risk Factors.” There can be no assurance that the Company will be able to complete the public offering on the anticipated terms, or at all. Forward-looking statements relate only to events as of the date on which the statements are made, and the Company undertakes no obligation to publicly update or review any forward-looking statement.

CONTACT:

Company Contact:

Jim Mackaness

Chief Financial Officer

Invuity, Inc.

415-655-2129

Investors:

Mark Klausner

Westwicke Partners

443-213-0501

irdept@invuity.com